SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12 (g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15 (d) of the Securities Exchange Act of 1934.

                       Commission File Number 033-97320-04

                             UACSC 1996-B Auto Trust
               (Exact Name of issuer as specified in its charter)

            250 Shadeland Avenue, Suite 210A, Indianapolis, IN 46219
          (Address, including zip code, and telephone number, including area code, of registrant's/issuer's principal
                               executive offices)

             Class A Automobile Receivable Pass-Through Certificates
      Class I Interest Only Automobile Receivable Pass-Through Certificates
            (Title of each class of Securities covered by this Form)

                                      None
             (Titles of all other classes of securities for which a
                  duty to file reports under Sections 13 (a) or
                                 15 (d) remains)

         Please place an X in the box(es) to designated the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4  (a)(1)(i)    (    )       Rule 12h-3  (b)(1)(i)   (X)
         Rule 12-g4  (a)(1)(ii)   (    )       Rule 12h-3  (b)(1)(ii)  ( )
         Rule 12g-4  (a)(1)(i)    (    )       Rule 12H-3  (b)(2)(i)   ( )
         Rule 12g-4  (A)(2)(i)    (    )       Rule 12H-3  (b)(2)(ii)  ( )
                                               Rule 15d-6              (X)


         Approximate number of holders of record as of the certification or notice date: 56

         Pursuant to the requirements of the Securities Exchange Act of 1934, UACSC 1996-B Auto Trust has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


                                      UACSC 1996-B AUTO TRUST
                                 By:  Union Acceptance Corporation, Servicer

Date:   September 27, 1996       By:  /s/Treg Bauchert
        ------------------            --------------------------
                                      Treg Bauchert, Accounting
                                      Supervisor